EXHIBIT 99.1

Liberator Medical Reports Revenue of $18.6 Million for Its Fiscal Third Quarter Ended June 30, 2014

The Company Reports Net Income of $5.7 Million, or $0.11 per share, for the 9 Months Ended June 30, 2014 up 19.4% Over the Same Period Last Year

STUART, FL -- (Marketwired) -- 08/14/14 -- Liberator Medical Holdings, Inc. (NYSE MKT: LBMH) today announced the financial results for its fiscal third quarter ended June 30, 2014.

Net sales for the three months ended June 30, 2014, increased by $1,087,000, or 6.2%, to $18,578,000, compared with net sales of $17,491,000 for the three months ended June 30, 2013. Net sales for the nine months ended June 30, 2014, increased by $3,058,000, or 5.9%, to $54,834,000, compared with net sales of $51,776,000 for the nine months ended June 30, 2013. The increase in net sales was primarily due to our continued emphasis on our direct response advertising campaign to acquire new customers and our emphasis on customer service to maximize the reorder rates for our recurring customer base.

	Three Months Ended June 30			Nine Months Ended June 30
Dollars in Thousands	Q3 FY2014	Q3 FY2013%		Q3 FY2014	Q3 FY2013%
Net Sales	$18,578	$17,491	6.2	$54,834	$51,776	5.9
Gross Profit	$11,751	$10,893	7.6	$34,514	$32,604	5.9
Net Income	$1,983	$2,014	(1.5)	$5,716	$4,786	19.4

Income from operations for the three months ended June 30, 2014, decreased by $240,000, or 7.2%, to $3,116,000, compared with the three months ended June 30, 2013. The decrease in operating income is primarily attributed to an increase in advertising expense, general and administrative expenses, and bad debt expense.

For the nine months ended June 30, 2014, income from operations increased by $1,241,000, or 15.6%, to $9,213,000, compared with the nine months ended June 30, 2013. The increase in operating income is primarily attributed to increased gross profits driven by our increased sales volumes as well as a reduction as a percentage of sales in payroll and bad debts expense.

Net income for the third quarter of fiscal year 2014 was $1,983,000 or $0.04 per diluted share, compared with net income of $2,014,000 or $0.04 per diluted share, for the third quarter of fiscal year 2013. Net income for the nine months ended June 30, 2014 was $5,716,000 or $0.11 per diluted share, compared with net income of $4,786,000 or $0.09 per diluted share, for the nine months ended June 30, 2013 an increase of 19.4%.

The Company had cash of $10,264,000 at June 30, 2014, compared with cash of $12,453,000 at September 30, 2013, a decrease of $2,189,000. The decrease in cash for the nine months ended June 30, 2014, was primarily due to $3,945,000 of cash used in financing activities and, $310,000 of cash used in investing activities, partially offset by $2,066,000 of cash provided by operating activities.

"During our fiscal third quarter we made key investments in our organizational infrastructure to improve the efficiency and performance of our customer-facing staff. These expenditures resulted in higher general and administrative expenses in the quarter. We are investing in acquiring and serving our customers, which is central to our mission as a healthcare products provider and to achieving the maximum return on our advertising expenditures. We are pleased that we have grown sales and income over the last nine months and we will continue to make investments that support our growth and create efficiencies that improve our operating margins," commented Mark Libratore, President and CEO.

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com.

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company's unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2014 (unaudited) and September 30, 2013

(In thousands, except dollar per share amounts)

	June 30,	September 30,
	2014	2013
Assets
Current Assets:
Cash	$10,264	$12,453
Accounts receivable, net of allowances of $4,552 and $4,502, respectively	8,998	7,836
Inventory, net of allowance for obsolete inventory of $339 and $308, respectively	2,085	2,187
Deferred tax assets	2,110	2,067
Prepaid and other current assets	931	219
Total Current Assets	24,388	24,762
Property and equipment, net of accumulated depreciation of $3,913 and $3,492, respectively	908	1,044
Deferred advertising, net	25,721	22,705
Intangible assets, net of accumulated amortization of $252 and $169, respectively	449	414
Other assets	175	174
Total Assets	$51,641	$49,099

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$5,080	$4,915
Accrued liabilities	1,738	1,354
Dividends payable	1,589	1,569
Income tax payable	227	1,195
Other current liabilities	83	111
Total Current Liabilities	8,668	9,144
Deferred tax liabilities	9,447	8,561
Credit line facility	1,500	1,500
Other long-term liabilities	126	63
Total Liabilities	19,790	19,268

Stockholders' Equity:
Common stock, $0.001 par value, 200,000 shares authorized, 53,318 and 52,637 shares issued, respectively; 52,964 and 52,283 shares outstanding at June 30, 2014, and September 30, 2013, respectively	53	53
Additional paid-in capital	36,160	35,111
Accumulated deficit	(3,882)	(4,853)
Treasury stock, at cost; 354 shares at June 30, 2014, and September 30, 2013	(480)	(480)
Total Stockholders' Equity	31,851	29,831
Total Liabilities and Stockholders' Equity	$51,641	$49,099

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and nine months ended June 30, 2014 and 2013

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net Sales	$18578	$17491	$54834	$51776

Cost of Sales	6827	6598	20320	19172

Gross Profit	11751	10893	34514	32604

Operating Expenses
Payroll, taxes and benefits	3650	3570	10988	11079
Advertising	2553	2146	7250	6617
Bad debts	845	541	2487	2986
Depreciation and amortization	166	171	505	509
General and administrative	1421	1109	4071	3441
Total Operating Expenses	8635	7537	25301	24632

Income from Operations	3116	3356	9213	7972

Other Expenses	(12)	(20)	(38)	(62)

Income before Income Taxes	3104	3336	9175	7910

Provision for Income Taxes	1121	1322	3459	3124

Net Income	$1983	$2014	$5716	$4786

Basic earnings per share:
Weighted average shares outstanding	52823	51837	52585	49387
Earnings per share	$0.04	$0.04	$0.11	$0.1

Diluted earnings per share:
Weighted average shares outstanding	53619	52393	53513	52386
Earnings per share	$0.04	$0.04	$0.11	$0.09

Dividends declared per common share*	$0.03	$0.05	$0.09	$0.05

* Two quarterly dividends were declared during the three months ended June 30, 2013

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the nine months ended June 30, 2014 and 2013

(Unaudited)

(in thousands)

	Nine Months Ended
	June 30,
	2014	2013
Cash flow from operating activities:
Net Income	$5,716	$4,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,702	6,996
Equity based compensation	184	63
Provision for doubtful accounts and contractual adjustments	2,685	3,214
Deferred income taxes	843	2,153
Reserve for inventory obsolescence	31	157
Changes in operating assets and liabilities:
Accounts receivable	(3,848)	(1,230)
Deferred advertising	(10,213)	(6,975)
Inventory	107	547
Other assets	(692)	(95)
Income taxes prepaid and payable	(968)	860
Accounts payable	165	(2,282)
Accrued liabilities	376	374
Other liabilities	(22)	(7)
Net Cash Flow Provided by Operating Activities	2,066	8,561

Cash flow from investing activities:
Purchase of property and equipment	(153)	(361)
Proceeds from sale of property and equipment	4	-
Acquisition of business	(161)	-
Net Cash Flow Used in Investing Activities	(310)	(361)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	-	48
Proceeds from exercise of stock options and warrants	694	153
Cash dividends paid	(4,725)	(1,044)
Costs associated with credit line facility	(21)	(21)
Income tax benefit related to exercise of stock options	171	-
Payments of capital lease obligations	(64)	(52)
Net Cash Flow Used in Financing Activities	(3,945)	(916)

Net increase (decrease) in cash	(2,189)	7,284

Cash at beginning of period	12,453	3,326
Cash at end of period	$10,264	$10,610

See accompanying notes to unaudited condensed consolidated financial statements.

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Robert J. Davis

Liberator Medical Holdings, Inc.

772-463-3737

bdavis@liberatormedical.com

www.liberatormedical.com

Source: Liberator Medical Holdings, Inc.

Released August 14, 2014